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As filed with the Securities and Exchange Commission on October 22, 2004

Registration No. 333-112325

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TREATY OAK BANCORP, INC.
(Exact name of registrant as specified in its charter)

TEXAS (State or other jurisdiction of incorporation or organization)	20-0413144 (I.R.S. Employer Identification Number)

101 Westlake Drive Austin, Texas 78746 (Address of principal executive offices)

TREATY OAK BANCORP, INC. 2004 STOCK INCENTIVE PLAN (Full Title of the Plan)

TERRY W. HAMANN PRESIDENT, CHIEF EXECUTIVE OFFICER, AND CHAIRMAN OF THE BOARD TREATY OAK BANCORP, INC. 101 Westlake Drive Austin, Texas 78746 (Name and address of agent for service)
(512) 617-3600 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

2004 Stock Incentive Plan Common Stock, $0.01 par value	500,000 shares	$8.33	$4,165,000	$527.71

(1)
Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of Common Stock which become issuable under the antidilution provisions of the Treaty Oak Bancorp, Inc., 2004 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Company's receipt of consideration which results in an increase in the number of the outstanding shares of Company's Common Stock. No additional fee is included for these shares.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of a market value of the Company's Common Stock of $8.33 per share, as determined by an independent valuation dated December 1, 2003.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        Treaty Oak Bancorp, Inc., (the "Company") hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

(a)
The Company's prospectus filed pursuant to Rule 424(b) relating to Registration Statement No. 333-112325 on Form SB-2 filed with the Commission on January 29, 2004, as amended on Form SB-2/A filed with the Commission on March 12, 2004; April 5, 2004; April 23, 2004; April 30, 2004; and May 6, 2004, respectively.

(b)
The Company's quarterly reports on Form 10-QSB for the three-month periods ended March 31, 2004, and June 30, 2004, respectively, filed with the Commission on May 18, 2004, and August 13, 2004, respectively.

(c)
The Company's current report on Form 8-K filed with the Commission on October 6, 2004.

        All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities

        The Company's amended and restated articles of incorporation authorize 20,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $1.00 per share. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There are no cumulative voting rights for the election of directors. Common shareholders are entitled to dividends and distributions as declared by the Company's Board of Directors, subject to the rights of any preferred shareholders. Upon the Company's liquidation, dissolution, or winding-up, and after payment of all prior claims, common shareholders would be entitled to receive pro rata all the Company's assets, subject to the rights of any preferred shareholders. The Company's common shareholders are entitled to elect nine members to the Board of Directors, which is divided into three classes. The term of the first class will expire at the 2005 annual shareholders meeting, the term of the second class will expire at the 2006 annual shareholders meeting, and the term of the third class will expire at the 2007 annual shareholders meeting. At each annual shareholders meeting beginning in 2005, the directors elected to succeed those directors with expired terms are elected for a term of three years. The Company's common shareholders do not have pre-emptive rights to subscribe for additional securities, and shares of the Company's common stock are not subject to conversion or redemption.

        Certain provisions of the Company's amended and restated articles of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, prevent, or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of current management. These provisions include:

  Classified Board of Directors

        The Company's amended and restated articles of incorporation and bylaws provide that directors elected by the holders of common stock are divided into three classes as nearly equal in number as possible, serving staggered three-year terms. This provision, coupled with the provisions authorizing the Board of Directors to increase the size of the Board and fill vacancies, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors.

  Special Meetings of Shareholders

        The Company's bylaws provide that special meetings of our shareholders may be called only by the chairman of the Board of Directors, or the president, the chief executive officer or by the written order of a majority of our Board of Directors. This provision may make it more difficult for shareholders to bring matters before a meeting of shareholders.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        The Company's bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders must provide us with timely written notice of their proposals and nominations. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 180 days before the first anniversary date of the immediately preceding annual meeting. If, however, the date of the annual meeting has been changed by more than 30 days from the anniversary date, notice by the shareholder must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting for the date of the meeting was mailed to shareholders or the date on which it is first disclosed to the public. Our bylaws also specify certain requirements as to the form and content of a shareholder's notice. These provisions may make it more difficult for shareholders to bring matters before an annual meeting of shareholders or to make nominations for directors at an annual meeting of shareholders.

  Authorized but Unissued Shares

        The Company's authorized but unissued shares of common and preferred stock are available for the Board of Directors to issue without shareholder approval. The Company may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. In addition, the Board of Directors will have the authority, without shareholder approval, to issue preferred stock with conversion, voting, and other rights which may be greater than the rights of the holders of common stock. The existence of authorized but unissued shares of common and preferred stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or other transaction.

  No Shareholder action upon written consent

        The Company's amended and restated articles of incorporation and bylaws provide that any action required or permitted to be taken at an annual or special meeting of shareholders must be taken at a meeting of shareholders, duly called, with proper notice, and duly held and may not be taken without a meeting via written consent. Limiting the ability for shareholders to act without a meeting could render it more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or other transaction.

Item 5. Interests of Named Experts and Counsel

        Mark J. Pietrantone, the Company's general counsel and secretary, delivered an opinion of counsel as to the legality of the securities being registered under this Registration Statement.

Item 6. Indemnification of Directors and Officers

        The Company's charter documents eliminate a director's liability for monetary damages to the Company's shareholders for a breach of fiduciary duty, except in specified circumstances involving wrongful acts. Consistent with the Texas Business Corporation Act, the Company's articles of incorporation do not limit the personal liability of our directors to the extent the director is found liable for:

  •
  a breach of the director's duty of loyalty to the corporation or it shareholders;

  •
  an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  •
  a transaction from which a director received a improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  •
  an act or omission for which the liability of a director is expressly provided for by statute.

        The Company's articles of incorporation also contain a provision that, if Texas law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director will be eliminated or limited to the fullest extent permitted by law. The Company's articles of incorporation do not eliminate or limit our right or the right of shareholders to seek injunctive or other equitable relief not involving monetary damages.

        The Company's articles of incorporation and bylaws contain provisions to indemnify our directors and officers to the extent permitted by Texas law. The Company also intends to enter into indemnification agreements with its officers and directors. To the extent that indemnification concerning liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company or its banking subsidiary, the Company has been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

        Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1	Amended and Restated Articles of Incorporation
4.2	Bylaws (filed as Exhibit 3.2 to the Company's Registration Statement on Form SB-2/A filed with the Commission on April 5, 2004, which exhibit is incorporated herein by reference)
4.3	Treaty Oak Bancorp, Inc., 2004 Stock Incentive Plan
5	Legal Opinion of Mark J. Pietrantone, Esq.
23.1	Consent of McGladrey & Pullen, LLP, Certified Public Accountants
23.2	Consent of counsel (included in Exhibit 5)
24	Power of Attorney (Reference is made to the signature page of this Registration Statement.)

Item 9. Undertakings

A.
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that clauses (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement;

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof; and

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15 (d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the 1933 Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on it behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 21st day of October, 2004.

TREATY OAK BANCORP, INC.
By:	/s/ TERRY W. HAMANN Terry W. Hamann President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry W. Hamann and Jeffrey L. Nash, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and proposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TERRY W. HAMANN Terry W. Hamann	Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	October 21, 2004
/s/ SANDRA L. ELLSWORTH Sandra L. Ellsworth	Chief Financial Officer (Principal Financial and Accounting Officer)	October 21, 2004
/s/ WILLIAM J. MCLELLAN William J. McLellan	Director	October 21, 2004

/s/ JEFFREY L. NASH Jeffrey L. Nash	Director	October 21, 2004
/s/ TONI A. NEAL Toni A. Neal	Director	October 21, 2004
/s/ CHARLES T. MEEKS Charles T. Meeks	Director	October 21, 2004
Carl J. Stolle	Director
/s/ MARVIN L. SCHRAGER Marvin L. Schrager	Director	October 21, 2004
/s/ HAYDEN D. WATSON Hayden D. Watson	Director	October 21, 2004
/s/ ARTHUR H. COLEMAN Arthur H. Coleman	Director	October 21, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

TREATY OAK BANCORP, INC.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Amended and Restated Articles of Incorporation
4.2	Bylaws (filed as Exhibit 3.2 to the Company's Registration Statement on Form SB-2/A filed with the Commission on April 5, 2004, which exhibit is incorporated herein by reference)
4.3	Treaty Oak Bancorp, Inc., 2004 Stock Incentive Plan
5	Legal Opinion of Mark J. Pietrantone, Esq.
23.1	Consent of McGladrey & Pullen, LLP, Certified Public Accountants
23.2	Consent of counsel (included in Exhibit 5.1)
24	Power of Attorney (Reference is made to the signature page of this Registration Statement.)

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 EXHIBITS TO FORM S-8 UNDER SECURITIES ACT OF 1933 TREATY OAK BANCORP, INC.
EXHIBIT INDEX